Exhibit 3.29

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

LIBERTY PROPANE, LLC

LIBERTY PROPANE, LLC, a limited liability company organized and existing under and by virtue of the Delaware Limited Liability Company Act of the State of Delaware,

DOES HEREBY CERTIFY:

1.	The name of the limited liability company (the “Company”) is: Liberty Propane, LLC.

2.	The Certificate of Formation of the Company is hereby amended by deleting Article One thereof and by substituting in lieu of said Article One the following new Article One:

ARTICLE ONE

The name of the Limited Liability Company shall be: Liberty Propane GP, LLC

IN WITNESS WHEREOF, Liberty Propane, LLC has caused this Certificate of Amendment to be executed by the undersigned this 14th day of July, 2003.

LIBERTY PROPANE, LLC

By:	/s/ G. Robert Fisher
G. Robert Fisher, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 03:00 PM 07/15/2003 FILED 02:36 PM 07/15/2003 SRV 030463066 – 3564944 FILE